Exhibit 3.57

COMPANY AGREEMENT

OF

INDUSTRIAL ASPHALT, LLC

This COMPANY AGREEMENT is initially made and entered into as of July 28, 2011, by the Initial Member and Manager (as defined below).

ARTICLE 1

FORMATION OF COMPANY; DEFINITIONS

1.1 Formation. For the purpose of, and in connection with, the conversion of Industrial Asphalt, Inc., a Texas corporation, into Industrial Asphalt, LLC, a Texas limited liability company (the “Company”), the Company was formed as a limited liability company under and pursuant to the Texas Business Organizations Code (the “TBOC”) and other relevant laws of the State of Texas by the filing of a certificate of formation with the Secretary of State of the State of Texas on July 28, 2011.

1.2 Name. The name of the Company shall be Industrial Asphalt, LLC. The Company shall conduct business under that name or such other names complying with applicable law as the Manager may determine from time to time.

1.3 Duration. The Company commenced upon the filing of the certificate of formation of the Company as provided in Section 3.005 of the TBOC and shall continue until its business and affairs are wound up as provided in Article 6.

1.4 Purpose. The purpose of the Company shall be to transact any and all lawful business for which a limited liability company may be formed under the TBOC.

1.5 Principal Place of Business. The Company’s principal place of business shall be 1114 Lost Creek Blvd., Suite 410, Austin, Texas 78746 or such other place as the Manager may determine from time to time.

1.6 Registered Office and Registered Agent. The initial address of the registered office of the Company in the State of Texas shall be 1114 Lost Creek Blvd., Suite 410, Austin, Texas 78746 and the name of the Company’s initial registered agent at that address shall be S. Jill Shackelford. The Manager may change the registered office and the registered agent of the Company from time to time. The Manager may cause the Company to qualify to do business as a limited liability company (or other entity in which the Members have limited liability) in any other jurisdiction and to designate any registered office or registered agent in any such jurisdiction.

1.7 Company Property. All real and personal property owned by the Company shall be deemed owned by the Company as an entity and held in its name. No Member shall have any ownership interest in any such property.

1.8 Merger and Conversion. The Company may merge with, or convert into, another entity only in accordance with a plan of merger or conversion approved by the Required Members.

1.9 Certain Definitions and Construction.

(a) As used in this Agreement, the following terms have the following meanings:

“Agreement” means this Company Agreement as it may be amended from time to time as provided herein.

“Capital Account” has the meaning specified in Section 3.3.

“Claim” has the meaning specified in Section 4.5.

“Company” has the meaning specified in Section 1.1.

“Covered Person” has the meaning specified in Section 4.5.

“Initial Members” has the meaning specified in Section 2.1.

“IRC” means the Internal Revenue Code of 1986.

“Liquidating Agent” has the meaning specified in Section 6.2(a).

“Member” means any Person admitted to the Company as a member as provided in this Agreement but excludes any such Person that has ceased to be a member as provided in this Agreement or the TBOC.

“Membership Interest” means, with respect to any Member at any time, that Member’s entire beneficial ownership interest in the Company at such time, including that Member’s Capital Account, voting rights, and right to share in profits, losses, cash distributions and all other benefits of the Company as specified in this Agreement, together with that Member’s obligations to comply with all of the terms of this Agreement.

“Offer” has the meaning specified in Section 5.4(a).

“Percentage” for any Member means the Membership interest of the Member expressed as a percentage, which percentage shall be determined from time to time by dividing the number of Units held by such Member by the Units held by all Members of the Company.

“Person” means any individual, corporation, partnership, limited liability company, business trust or other entity, government or governmental agency or instrumentality.

“Personal Representative” has the meaning specified in Section 5.5.

“Required Members” means Members owning at least a majority of the Percentages of all Members.

“TBOC” has the meaning specified in Section 1.1.

“Transfer” has the meaning specified in Section 5.1.

“Treasury Regulations” means all temporary or final Treasury Regulations promulgated in respect of the IRC.

“Units” means units of Membership Interest in the Company.

(b) In this Agreement:

(i) Terms defined in the singular have the corresponding meaning in the plural and vice versa.

(ii) All pronouns and any variations thereof contained herein shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identity of the person, persons, entity or entities may require.

(iii) The word “include” and its derivatives means “include without limitation.”

(iv) References to Articles, Sections and Exhibits are to the specified Articles and Sections of, and Exhibits to, this Agreement unless the context otherwise requires. Each Exhibit to this Agreement is made a part of this Agreement for all purposes.

(v) References to statutes or regulations are to those statutes or regulations as currently amended and to the corresponding provisions as they may be amended or superseded in the future.

ARTICLE 2

MEMBERS AND MEMBERSHIP INTERESTS

2.1 Initial Members. In connection with the formation of the Company, the Persons executing this Agreement as of the date of this Agreement (“Initial Members”) are admitted to the Company as Members effective as of the commencement of the Company as provided in Section 1.3. The number of Units held by each of the Initial Members as of the commencement of the Company is set forth next to each Initial Member’s name on Exhibit A.

2.2 Representations and Warranties. Each Member hereby represents and warrants to the Company and each other Member that (a) the Member has duly executed and delivered this Agreement; and (b) the Member’s authorization, execution, delivery, and performance of this Agreement do not conflict with any other agreement or arrangement to which that Member is a party or by which it is bound.

2.3 Additional Members. The Manager may cause the Company to issue additional Units and may admit additional Persons to the Company as members on such terms as the Manager and all of the Members shall determine, if but only if each such new Member agrees in writing to be bound by the provisions of this Agreement as a Member and notifies the other Members of its address for notices under this Agreement.

2.4 Authority. No Member shall have the authority or power to:

(a) withdraw from the Company or withdraw any part of its contributions to the Company or its Capital Account except as a result of the winding up of the Company as provided in Article 6 or as otherwise provided by nonwaivable provisions of law;

(b) bring an action for partition of Company property;

(c) cause the winding up of the Company, except as set forth in this Agreement;

(d) demand or receive (i) interest on its contributions to the Company or its Capital Account or (ii) any cash or other property from the Company except as provided in Section 3.4; or

(e) act for or on behalf of the Company, do any act that would be binding on the Company, or incur any expenditures, obligations or indebtedness of any nature on behalf of the Company, except as provided in this Agreement.

2.5 Liability to Third Parties. Except as provided in the TBOC, no Member shall be personally liable for the debts, obligations or liabilities of the Company, whether that debt, obligation or liability arises in contract, tort or otherwise, including under a judgment decree or order of a court.

2.6 Priority and Return of Capital. Except as may be provided in this Agreement, no Member shall have priority over any other Member, either as to the return of capital contributions or as to profits, losses or distributions; provided, that this Section shall not apply to loans (as distinguished from capital contributions) that a Member has made to the Company.

2.7 Annual Meeting. At the election of the Manager, an annual meeting of the Members for the transaction of all business as may properly come before the meeting may be held on such date and at such time as the Person or Persons calling the meeting shall fix and set forth in the notice of the meeting.

2.8 Special Meetings. Special meetings of the Members may be called at the request of the Manager, or the Members holding at least ten percent (10%) of the Percentages of all Members.

2.9 Notice. Notice stating the place, day and hour of the meeting and, in case of a special meeting, the purpose or purposes for which the meeting is called, shall be delivered not less than ten (10) nor more than sixty (60) days before the date of the meeting by or at the direction of the Person calling the meeting, to each Member entitled to vote at the meeting, provided that such notice may be waived as provided in the TBOC.

2.10 Place and Manner of Meeting. All meetings of the Members shall be held at such time and place, within or without the State of Texas, as shall be stated in the notice of the meeting or in a duly executed waiver of notice thereof. Members may participate in such meetings by means of conference telephone or similar communications equipment by means of which all Persons participating in the meeting can hear each other, and participation in a meeting as provided herein shall constitute presence in person at such meeting, except where a Person participates in the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

2.11 Conduct of Meetings. The chairman of any meeting of Members shall determine the order of business and the procedure at the meeting, including the regulation of the manner of voting and the conduct of discussion.

2.12 Quorum of Members; Majority Vote. The holders of a majority of the Percentages entitled to vote, represented in person or by proxy, shall constitute a quorum at a meeting of Members. The vote of the holders of a majority of the Percentages entitled to vote for each class, if more than one class, and thus represented at a meeting at which a quorum is present shall be the act of the Members’ meeting, unless the vote of a greater number is required by law, the certificate of formation or this Agreement.

2.13 Voting of Membership Interest. Each Member shall be entitled to vote the Percentage represented by the Units owned by the Member on each matter submitted to a vote at a meeting of Members. A Member may vote either in person or by proxy executed in writing by the Member or by its duly authorized attorney in fact. No proxy shall be valid after eleven (11) months from the date of its execution unless otherwise provided in the proxy. Each proxy shall be revocable unless the proxy form conspicuously states that the proxy is irrevocable and the proxy is coupled with an interest.

2.14 Action by Written Consent. Any action that may be taken at a meeting of the Members may be taken without a meeting if a consent in writing, setting forth the action to be taken, shall be signed by the Members having not fewer than the minimum number of votes that would be necessary to take the action at a meeting at which all Members entitled to vote on the action were present and voted, and such consent shall have the same force and effect as a vote of the Members. No notice shall be required in connection with the use of a written consent pursuant to this Section 2.14.

ARTICLE 3

FINANCIAL MATTERS

3.1 Capital Contributions. The consideration paid by the Initial Member for his 1,000 shares of Common Stock of Industrial Asphalt, Inc., which shares are being converted into 1,000 Units, shall be deemed to be the capital contribution of the Initial Member. For and in consideration of the initial capital contribution of the Initial Member, the Initial Member shall be deemed to hold the number of Units set opposite his name on the attached Exhibit A.

3.2 Additional Capital Contributions. The Manager may request, but may not require, that the Members make additional contributions to the capital of the Company (“Additional Capital Contributions”).

3.3 Capital Accounts. Each Member shall have a single capital account (its “Capital Account”), which shall be (a) increased by the amount of cash and the fair market value of any property (net of liabilities assumed by the Company and liabilities to which the property is subject) that the Member contributes to the Company, plus all items of income and gain of the Company (including tax-exempt income) allocated to that Member, (b) decreased by the amount of distributions the Company makes to that Member of cash or other property (net of liabilities assumed by that Member and liabilities to which the property is subject), plus all items of loss and deduction of the Company allocated to that Member, as well as Company expenditures that are neither deductible by the Company nor properly capitalized by the Company allocated to that Member. The provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulation Section 1.704-1(b), and shall be interpreted and applied in a manner consistent with the Treasury Regulations promulgated under Code Section 704.

3.4 Cash Distributions. The Manager may, subject to all requirements of the TBOC, from time to time and at his or her sole discretion, distribute to the Members such amounts of cash as the Manager determines to be available for distributions, pro rata in accordance with the Members’ respective Percentages.

3.5 Distributions with Respect to Membership Interests Transferred. Distributions with respect to Membership Interests shall be made only to the persons or entities who, according to the Company’s books and records, are the holders of record of the membership Interest on the record date as determined by the Members. Neither the Company nor any Member shall incur any liability for making distributions in accordance with the provisions of the preceding sentence, whether or not the Company or such Member has knowledge or notice of any transfer or purported transfer of a Membership Interest.

3.6 Allocations. All items of income, gain, loss, deduction and credit of the Company shall be allocated to the Members for accounting and tax purposes pro rata according to their Percentages; provided, however, that any allocations pursuant to this Agreement shall comply with the qualified income offset requirements of Treasury Regulation Section 1.704- 1(b)(2)(ii)(d) and the nonrecourse deduction or minimum gain chargeback requirements of Treasury Regulation Section 1.704-2.

3.7 Tax Matters.

(a) The Members intend that the Company be treated as a partnership for federal income tax purposes and any similar provisions of state or local law.

(b) Ronald L. Miller or such other Member as the Required Members may designate shall be the “tax matters partner” for purposes of IRC Section 6231(a)(7). The tax matters partner shall cause to be prepared and shall sign all returns of the Company, make any election which is available to the Company, and monitor any governmental tax authority in any audit that the authority may conduct of the Company’s books and records or other documents. If requested by the tax matters partner, each Member shall take all actions required to authorize the tax matters partner as that party with the sole authority to handle all tax matters of the Company. Each Member agrees to execute, certify, deliver, file and record at appropriate public offices or deliver to the tax matters partner such documents as may be requested by the tax matters partner to facilitate the handling of any tax matter as the tax matters partner deems necessary.

(c) After the end of each fiscal year of the Company, the Company shall cause to be prepared and transmitted to each Member, as promptly as possible, and in any event by the end of the third month following the close of the fiscal year, a federal income tax Form K-1 and any required similar state and local income tax form for each Member.

ARTICLE 4

MANAGEMENT OF THE COMPANY

4.1 Manager.

(a) Subject to the other provisions of this Agreement, the Manager shall have the right to, and shall be fully responsible for, the management and control over the business of the Company. The Manager shall make all decisions affecting the business of the Company, except to the extent that this Agreement or nonwaivable provisions of the TBOC require the consent or approval of some or all other Members. The Manager shall have all rights, powers and authority generally conferred by the TBOC on a manager of a limited liability company managed by a manager or as otherwise provided by law or necessary, advisable or consistent with accomplishing the purposes of the Company.

(b) Without limiting the other provisions of Section 4.1, the Manager shall have the power:

(i) to cause this Company to enter into partnerships or become a member of other limited liability companies and to exercise the authority and to perform the duties required of the Company as such a partner or member;

(ii) to acquire, hold and dispose of property or any interest in it;

(iii) to protect and preserve the title to and the interest of the Company in all of its property and assets, real, personal and mixed;

(iv) to borrow money on behalf of the Company and to encumber the Company assets or place title in the name of a nominee for purposes of obtaining financing;

(v) to employ from time to time, at the expense of the Company, consultants, accountants and attorneys;

(vi) to pay all expenses incurred in the operation of the Company and all taxes, assessments, rents and other impositions applicable to the Company or any part thereof;

(vii) to sign deeds, notes, contracts and other instruments in the name and on behalf of the Company;

(viii) to make all filings with governmental authorities, including tax returns; and

(ix) to assume any and all overall duties imposed on a manager of a limited liability company managed by a manager by the TBOC.

(c) Notwithstanding any other provision of this Agreement to the contrary, the Manager may do any of the following only with the prior written consent of all the Members or such other number of Members as may be specified:

(i) do any act in contravention of this Agreement;

(ii) do any act that would make it impossible to carry on the ordinary business of the Company, except as otherwise provided in this Agreement;

(iii) knowingly do any act that would subject any Member to liability for the obligations of the Company in any jurisdiction;

(iv) knowingly do any act that would cause the Company to be treated as an association taxable as, or otherwise taxed as, a corporation for federal income tax purposes unless at the time it already is so taxed;

(v) wind up the Company or authorize or agree to do so, other than in accordance with Article 6;

(vi) consolidate or merge the Company with, or convert the Company into, another entity, other than in accordance with Section 1.8;

(vii) sell, lease or otherwise dispose of all or substantially all of the assets of the Company, unless the Required Members consent in writing; or

(viii) amend this Agreement, other than in accordance with Section 7.3.

(d) The Manager may appoint such officers of the Company as he or she may deem appropriate and may remove any such officer at any time with or without cause. The Manager may delegate to the Company’s officers such powers and duties as he or she may deem appropriate and subsequently revoke or modify those powers and duties, and except to the extent that the Manager determines otherwise, each officer will have the powers and duties normally associated with an officer having a similar title with a Texas corporation. The Manager also may delegate authority to other Persons and revoke that delegation as it may deem appropriate include the power to delegate authority.

(e) Subject to the provisions of any agreement with the Company entered into as provided in Section 4.1(g), (i) the Manager may resign at any time by notice to the Members and (ii) the Required Members by notice to the Manager, may remove the Manager if, but only if, in the notice the signing Members appoint a successor Manager in accordance with Section 4.1 (f).

(f) In connection with the resignation or removal of the Manager as provided in Section 4.1(e), Required Members, by notice to the other Members, may appoint a new Manager provided that new Manager agrees in writing to be bound by the provisions of this Agreement as the Manager.

(g) The Required Members must approve any agreement for the employment or compensation of the Manager or the amendment or termination of any such agreement.

4.2 Members Generally. The Members shall have no authority to take part in the control, conduct or operation of the Company and shall have no right or authority to act for or bind the Company, including during the winding up of the Company. Other than as specifically provided in this Agreement or nonwaivable provisions of the TBOC, no Member shall have the right to vote upon any matter concerning the business and affairs of the Company.

4.3 Compensation of Members and Affiliates. No Member shall receive any compensation for its services to the Company, except compensation paid to Members and affiliates of Members that are engaged on behalf of the Company to provide services or materials that are, in the reasonable judgment of the Manager, necessary or desirable for the Company.

4.4 Good Faith Actions. No Member or the Manager, or any of its officers, directors, shareholders, officers, constituent partners, managers, members, trustees, representatives, agents or employees, shall be liable to the Company or to any of the other Members for any action taken (or any failure to act) by it in good faith on behalf of the Company and reasonably believed by it to be authorized or within the scope of its authority, unless that action (or failure to act) constitutes fraud, gross negligence, bad faith or willful misconduct, and then only to the extent otherwise provided by law.

4.5 Indemnification. To the fullest extent permitted by law, the Company shall indemnify and hold harmless each Member, the Manager and its respective officers, directors, shareholders, managers, members, employees, agents, subsidiaries and assigns (each, a “Covered Person”) from and against any and all losses, claims, demands, liabilities, expenses, judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative (each a “Claim”), in which the Covered Person may be involved, or threatened to be involved, as a party or otherwise, which relates to or arises out of the Company or its property, business or affairs; provided, however, that a Covered Person shall not be entitled to indemnification under this Section 4.5 with respect to (a) any Claim with respect to which the Covered Person has engaged in fraud, willful misconduct, bad faith or gross negligence or (b) any Claim initiated by a Covered Person unless that Claim (or part thereof) was brought to enforce that Covered Person’s rights to indemnification under this Section 4.5. The Company shall pay in advance of the final disposition of any such Claim expenses incurred by a Covered Person in defending that Claim if, but only if, that Covered Person so requests and delivers to the Company of an undertaking by or on behalf of that Covered Person to repay amounts so advanced if it ultimately is determined that the Covered Person is not entitled indemnification under this Section 4.5.

ARTICLE 5

TRANSFER RESTRICTIONS

5.1 Restrictions on Sales, Assignments, Transfers or Other Dispositions. Each of the Members agrees during the term hereof that he shall not sell, assign, transfer or otherwise dispose of (collectively referred to as “Transfer”) all or any part of its Membership Interest except (a) as otherwise specifically authorized or permitted by the terms and provisions of this Agreement, or (b) with the express written consent of all of the other Members.

5.2 Membership Interest Remains Subject to Agreement. Each Member agrees that notwithstanding the provisions for Transfer of any Membership Interest contained herein, the Membership Interest, when and if transferred, shall remain subject to all of the terms and conditions of this Agreement.

5.3 Conditions to Transfer. With respect to any Transfer of a Membership Interest, excluding a Transfer to the Company or to another Member pursuant to this Agreement, each Person to whom a Membership Interest is transferred shall, as conditions to such Transfer, deliver to the Company (a) an opinion of counsel addressed to the Company and in form and substance satisfactory to the Company and its counsel to the effect that (i) the Transfer of such Membership Interest does not require registration under the Securities Act of 1933, as amended, or under applicable state securities or blue sky laws, and (ii) after giving effect to such Transfer, the Company will not be subject to registration under the Investment Company Act of 1940, as amended; and (b) a document that includes the Person’s notice address and the Person’s agreement to be bound by the terms and provisions hereof.

5.4 Offer to the Company and the Members.

(a) Any Member desiring to make a Transfer of all or any part of its Membership Interest shall first make an offer (the “Offer”) to sell such Membership Interest to the Company and to the other Members.

(b) The Offer shall be sent to the Company and to the other Members and shall state the Membership Interest involved; the names of, and the price to be paid by, any proposed purchasers; and the terms of the proposed Transfer. The date of the Offer shall be the date on which a notice containing the Offer has been so sent to all parties entitled to receive it. The Offer may be withdrawn prior to the exercise of any of the options granted in Section 5.4(c) and Section 5.4(d). Once an Offer has arisen, or any other event giving rise to an option to purchase or an obligation to sell a Membership Interest has occurred, pursuant to any provision of this Agreement, no subsequent Offers that may arise with respect to the same Membership Interest (or any portion thereof) shall be deemed to be made unless and until all options under this Article 5 applicable to the first Offer or event shall have expired or been satisfied.

(c) The Company shall have the option for forty five (45) days following the Offer to purchase the Membership Interest subject to the Offer. The Company shall not buy any portion of the Membership Interest unless the Company or the Company and the other Members (exercising their option pursuant to Section 5.4(d) purchase all of the Membership Interest subject to the Offer.

(d) If the Company does not fully exercise its option to purchase all of the Membership Interest subject to the Offer, the other Members shall have the option, for thirty (30) days following the expiration of the Company’s option, to purchase not less than all of the remaining Membership Interest subject to the Offer in such proportions as they mutually agree; provided, however, that each Member electing to purchase a portion of such Membership Interest shall have the right to purchase, at a minimum, that proportion of the Membership Interest subject to the Offer which the Percentage of such Member bears to the total Percentages of all Members electing to purchase.

(e) If the Company and the other Members do not purchase all the Membership Interest subject to an Offer, the Member making such Transfer or other party making the Transfer (hereinafter the “Offeror”) shall be permitted, at any time or times within sixty (60) days after the lapse of all options arising in connection with such Offer, to Transfer the Membership Interest that was subject to such Offer; provided, however, that no such Transfer shall be made at a lower price (if the Transfer involves a sale) or on different terms or to any person other than as specified in such Offer. If no such Transfer is made within such sixty day period, the Offeror must make a new Offer prior to making any Transfer of such Membership Interest.

(f) Unless otherwise agreed, the price to be paid upon any purchase of a Membership Interest under either Section 5.4(c) or Section 5.4(d) shall be the lower of the price to be paid by any proposed bona fide purchaser or purchasers of the Membership Interest or the price determined under Section 5.4(0(i) or Section 5.4(f)(ii) below, whichever is applicable:

(i) At every annual meeting of Members (or other mutually agreed time), the Members shall agree upon the value of Membership Interests for purposes of this Article 5. Such value shall be computed as of December 31 of the previous year, or as of such other time as may be agreed upon, and such value shall be stipulated in the minutes of the meeting or otherwise in writing by the Members. Failure of the Members to stipulate the value of the Membership Interests at any time when such stipulation is provided for herein shall not affect the validity or enforceability of this Article 5. If all the Members have stipulated the value of the Membership Interests as of a date not more than two (2) years prior to the Offer, the price for the purpose of this Article 5 shall be such agreed value.

(ii) In the absence of a statement of agreed value complying with the preceding Section 5.4(0(0, the price shall be an amount determined by an appraiser agreed upon by the remaining Members and by the Offeror. If such parties fail to agree upon the appointment of an appraiser within ten (10) days of the Offer, then the price shall be determined by an appraisal in the following manner: One appraiser shall be named by the remaining Members and one appraiser shall be named by the Offeror. The initial selection of an appraiser shall be made by the remaining Members within ten (10) days of the Offer by sending notification of such selection to the Offeror. Unless the party entitled to select the other appraiser does so within ten (10) days of such notification, and unless such party notifies the remaining Members of such selection within such ten (10) day period, the decision of the appraiser selected by the remaining Members shall be final and binding on all parties. If a second appraiser is selected, and if the two appraisers cannot agree upon the price of the Membership Interest within ten (10) days after the appointment of the second appraiser, the appraisers shall immediately appoint a third appraiser and the decision of the majority shall be made within ten (10) days thereafter and shall be final and binding on all parties. The cost of any appraisal undertaken pursuant to the terms of this Section 5.4(f)(ii) shall be shared equally by the Company and by the Offeror.

(g) Unless otherwise agreed, and subject to the other terms of this Article 5, the closing of all purchases under this Article 5 shall be seventy five (75) days after the date of the Offer and shall take place at the offices of the Company. Unless otherwise agreed, at least twenty percent (20%) of the purchase price determined under Section 5.4(f) of the Membership Interest being acquired by each purchaser shall be paid in cash or by certified or cashier’s check at the closing, and any balance shall be evidenced at such time by the negotiable promissory note of such purchaser, payable in sixty (60) or fewer equal monthly installments beginning thirty (30) days after the date of the closing, bearing interest at the rate set forth in Section 5.4(i) and secured by the Membership Interest purchased; provided, however, that if the Offer arises out of a Transfer involving a sale to a bona fide purchaser, unless otherwise agreed the purchaser under this Section 5.4(g) may elect to pay the purchase price in the same manner and on the same terms and conditions as are proposed to be paid by such bona fide purchaser in the proposed Transfer. Such notes shall provide that the maker shall have the privilege of prepaying without penalty all or any part thereof at any time with interest to date of prepayment; that a default in any payment when due or under any security agreement securing the same shall cause the remaining unpaid balance, at the option of the holder, to become due and payable forthwith; and that the maker shall pay all costs and expenses of collection, including reasonable attorneys’ fees. Such notes shall be executed and delivered to the Offeror at the closing.

(h) Any option to purchase a Membership Interest hereunder may be exercised by, and any obligation to purchase a Membership Interest hereunder may be fulfilled by, the purchasing party’s giving the Offeror, the Company and the Members notice of intent to purchase such Membership Interest in accordance with the notice provisions of this Agreement.

(i) The interest rate applicable to all promissory notes delivered pursuant to Section 5.4 shall be the lesser of the maximum interest allowed by applicable law or the “Prime Rate” quoted in the “Money Rate” section of the Wall Street Journal (or in the event that such Prime Rate quotation is not available, the prime rate quoted in another nationally distributed newspaper or periodical designated by the CEO or President of the Company) on the closing date or, if the closing date is not a business day, on the immediately preceding business day.

5.5 Transfer upon Death of a Member. Upon the death of a Member, the executor, administrator or personal representative (the “Personal Representative”) of the deceased Member shall promptly notify the Company and the remaining Members of the deceased Member’s death.

The death of a Member shall be considered an Offer of all of such Member’s Membership Interest. Unless the remaining Members vote or consent to wind up the affairs of the Company pursuant to Section 6.1(a), the Company and the other Members shall have the option to purchase all of the deceased Member’s Membership Interest; and such deceased Member’s surviving spouse, if any, and executor or administrator shall be obligated to offer such Membership Interest to the Company and the remaining Members in accordance with Sections 5.4(c) and Section 5.4(d), the date of the Offer thereunder being sixty (60) days after the date of death of the Member. Such options may be exercised in accordance with Section 5.4(h). The price per share at which such Membership Interest shall be purchased shall be an amount equal to the purchase price determined as provided in Section 5.4(f) (the date of the Offer thereunder being the date of death of the Member). Unless otherwise agreed, such purchase shall be consummated on the later of (a) forty (40) days after the date of the Offer (determined pursuant to this Section) and (b) ten (10) days after the date of the appointment of a personal representative of such deceased Member; but shall otherwise be made in accordance with Sections 5.4(g) and 5.4(i).

5.6 Transfer upon Termination of Marital Relationship. If the marital relationship of a Member is terminated by the death of such Member’s spouse or by divorce and (a) such Member does not succeed to his or her spouse’s community Membership Interest, if any, in the Member’s Membership Interest, or (b) if any Membership Interest owned by the Member devolves to his or her spouse as a result of divorce, then such Member shall promptly notify the Company and the remaining Member or Members, as the case may be, of that fact, stating the date of such death or divorce. Such Member shall then have the option to purchase all of his or her spouse’s Membership Interest, and the spouse or the personal representative of the spouse shall be obligated to sell such Membership Interest. Such option may be exercised by such Member in accordance with Section 5.4(h) within ninety (90) days after such death or divorce. The price at which such Membership Interest shall be purchased shall be an amount equal to the purchase price determined as provided in Section 5.4(f) (the date of the Offer thereunder being the date of such death or divorce). The purchase price shall be payable as provided in Sections 5.4(g) and Section 5.4(i) (provided that unless otherwise agreed, the closing shall be held thirty (30) days after the date such Member exercises such option). Should such Member fail to exercise such option and to deliver notice of such exercise to the Company and the remaining Members within such ninety (90) day period, or to close such purchase within thirty (30) days after exercise, such failure shall constitute an Offer as of the first day after such failure, and the provisions of Section 5.4(c) through Section 5.4(i) (with the exception of Section 5.4(e)) shall apply to such Membership Interest, provided that unless otherwise agreed, the closing of any purchases shall take place on the later of (i) seventy five (75) days after the date of the Offer (determined pursuant to this sentence) and (ii) in the case of death of the Member’s spouse, ten (10) days after the date of the appointment of a Personal Representative of such deceased spouse (provided, however, that in such case the closing shall in any event take place within one hundred eighty (180) days after the date of death of such spouse).

5.7 Involuntary Transfers. Prior to or upon any involuntary Transfer of a Membership Interest not specifically covered by another Section of this Article 5, the Member who owns such Membership Interest or the representative or successor in Membership Interest of such Member shall send written notice thereof to the Company and the other Members disclosing in full the nature and details of such involuntary Transfer. Such notice shall constitute an Offer, and the provisions of Section 5.4(c) through Section 5.4(i) (with the exception of Section 5.4(e)) shall apply. The date of the Offer shall be the later of (i) the date of such involuntary Transfer or (ii) the date upon which the Company and all the other Members learn of such involuntary Transfer, whether by virtue of receipt of the above referenced notice or otherwise.

5.8 Interests in a Member. A Member that is not a natural person may not cause or permit an equity interest, direct or indirect, in itself to be disposed of such that, after the disposition, the Company would be considered to have terminated within the meaning of Section 708 of the IRC.

5.9 Void Assignments. Any purported sale, transfer, assignment, hypothecation, pledge or other disposition or encumbrance by a Member of all or any part of any Membership Interest not made strictly in accordance with the provisions of this Article 5 or otherwise permitted by this Agreement shall be entirely null and void, and of no force or effect.

ARTICLE 6

WINDING UP

6.1 Events Requiring Winding Up. The Company shall be wound up only on the first to occur of any one or more of the following:

(a) the vote or written consent of the Required Members;

(b) at such time as there is no Member remaining; or

(c) entry of a judicial order to wind up the Company.

6.2 Winding Up Affairs and Distribution of Assets.

(a) If an event requiring the wind up of the Company occurs, a Person designated for this purpose by the Required Members (the Person so designated being called the “Liquidating Agent”), as soon as practicable shall wind up the affairs of the Company and sell and/or distribute the assets of the Company. The Liquidating Agent is expressly authorized and empowered to execute any and all documents necessary or desirable to effectuate the liquidation and termination of the Company and the transfer of any assets. The Liquidating Agent shall apply and distribute the proceeds of the sale or liquidation of the assets and property of the Company in the following order of priority, unless otherwise required by nonwaivable provisions of applicable law:

(i) to pay (or to make provision for the payment of) all creditors of the Company (including Members who are creditors of the Company), in the order of priority provided by law or otherwise, in satisfaction of all debts, liabilities or obligations of the Company due its creditors;

(ii) after the payment (or the provision for payment) of all debts, liabilities and obligations of the Company in accordance with clause (i) above, any balance remaining shall be distributed to the Members having positive Capital Accounts in relative proportion to those Capital Accounts.

(b) The Liquidating Agent shall have sole discretion to determine whether to liquidate all or any portion of the assets and property of the Company and the consideration to be received for that property.

(c) Except as required by nonwaivable provisions of the TBOC, no Member shall have any obligation at any time to contribute any funds to replenish any negative balance in its Capital Account.

6.3 Termination. On compliance with the distribution plan described in Section 6.2, the Liquidating Agent shall execute, acknowledge and cause to be filed a certificate of termination, at which time the Company shall cease to exist as a limited liability company.

ARTICLE 7

MISCELLANEOUS

7.1 Notices. Any notice to be given under this Agreement must be in writing and delivered personally (including by courier), electronically, by facsimile transmission, or by express, certified or registered mail (a) if to the Company, to the registered agent of the Company at the registered address of the Company, (b) if to any Initial Member, to such Member at its address set forth on Exhibit A or, (c) if to any Member subsequently admitted, to the address set forth in the document in which it agreed to be bound by this Agreement, or in each case at such other address as any Person entitled to notice hereunder may designate by notice to the Company and all of the Members. A notice is deemed given on receipt at the address so provided.

7.2 Entire Agreement. This Agreement supersedes all prior agreements and understandings among the Members with respect to the Company.

7.3 Amendments. This Agreement may be modified only on the written consent of the Required Members; provided, however, that no amendment or alteration that affects any provision of this Agreement requiring the vote, consent or approval of a specified number of Members or holders of a specified Percentage shall be effective unless the same has been approved by the number of Members or holders of the Percentage, as the case may be, specified in the provision being amended or altered; and provided further, that any other amendment adversely affecting a Member’s distributions, allocations, obligation to make contributions to the Company or rights to consent or approve is effective against that Member only if that Member agrees in writing.

7.4 Waivers. A waiver of any breach of any of the terms of this Agreement shall be effective only if in writing and signed by the Member against whom such waiver or breach is claimed. No waiver of any breach shall be deemed a waiver of any other subsequent breach.

7.5 Severability. If any provision of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions shall not in any way be affected or impaired, unless that provision was fundamental to the objectives of this Agreement.

7.6 Further Assurances. Each Member shall execute such deeds, assignments, endorsements and other instruments and documents and shall give such further assurances as shall be reasonably necessary to perform its obligations under this Agreement.

7.7 Governing Law. This Agreement shall be governed by and construed in accordance with the law of Texas.

7.8 Power of Attorney. Each Member constitutes and appoints the Managers its true and lawful attorney with full power of substitution to make, execute, sign, acknowledge and file all certificates and instruments necessary to form or qualify, or continue the existence or qualification of, the Company in any jurisdiction or before any governmental authority. This grant of a power of attorney is coupled with an interest and shall survive a Member’s disability, incompetence, death or assignment by such Member of its Membership Interest pursuant to this Agreement.

7.9 Successors and Assigns. Except as expressly provided to the contrary in this Agreement, this Agreement shall be binding on and inure to the benefit of the Members and their respective successors and permitted assigns.

7.10 Counterparts. This Agreement may be executed in any number of counterparts or with counterpart signature pages, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

[THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK;

SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned Member and Manager have duly executed this Agreement as of the day and year first above written.

MEMBER:

Industrial Asphalt Holdings, Inc.

/s/ S. Jill Shackelford
By: S. Jill Shackelford, President

MANAGER:

/s/ S. Jill Shackelford
S. Jill Shackelford

EXHIBIT A

NAME, ADDRESS, PERCENTAGE AND CAPITAL

CONTRIBUTION OF INITIAL MEMBER

Name and Address for Notice	Number of Unite	Capital Contribution
Industrial Asphalt Holdings, Inc. 1114 Lost Creek Blvd., Suite 410 Austin, Texas 78746	1,000	$1,000.00

FIRST AMENDMENT TO

LIMITED LIABILITY COMPANY AGREEMENT

OF

INDUSTRIAL ASPHALT, LLC

A Texas Limited Liability Company

This First Amendment to Limited Liability Company Agreement (the “First Amendment”) of INDUSTRIAL ASPHALT, LLC (the “Company”), is dated to be effective as of August 1, 2011 (the “Effective Date”).

RECITALS

A.	On July 28, 2011, the Members entered into that certain Limited Liability Company Agreement for INDUSTRIAL ASPHALT, LLC (the “Original Agreement”).

B.	Section 7.3 of the Original Agreement provides that the Original Agreement may be amended with the approval of the Required Members.

C.	The Members executing this First Amendment wish to amend the Original Agreement and constitute all of the Required Members.

NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

1. Definitions. Capitalized terms used but not otherwise defined herein shall have the meaning set forth in the Original Agreement.

2. Amendments. Section 4.1(a) of the Original Agreement is amended by adding the following sentences before the existing text:

“The Company shall be managed by one or more Managers. The number of Managers shall be determined by the Required Members from time to time. Each Manager shall have the authority set forth herein.”

The remainder of Section 4.1(a) is unchanged.

MISCELLANEOUS

1. Continuation of Original Agreement. Other than is amended by this First Amendment, the Original Agreement shall remain in full force and effect in accordance with its terms and conditions.

2. Binding on Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors, heirs, devisees, personal and legal representatives, and assigns.

3. Applicable Law. This Amendment shall be construed with, and governed by, the laws of the State of Texas.

4. Counterparts. This Amendment may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall constitute one instrument binding on all the parties, notwithstanding that all of the parties hereto are not signatories to the original or same counterpart.

[Signatures on next page]

Executed to be effective as of the Effective Date set forth above.

MEMBERS:

INDUSTRIAL ASPHALT HOLDINGS, INC.

By:	/s/ S. Jill Shackelford
Jill Shackelford, President